Exhibit 10.1

June 9, 2005

Mr. Carl Pelzel

Dear Carl:

I am very pleased to extend to you this offer to join the Depomed team as Vice President of Marketing and Commercial Development, reporting to me.  The rate of pay we offer is $295,000 per annum.  Consistent with Depomed’s compensation program, your salary will be reviewed in January, 2006.  This offer of employment is valid through Noon on Tuesday, June 14, 2005.

Your compensation package additionally includes options to acquire 150,000 shares of Depomed Common Stock, at a per-share market price established upon approval by Depomed’s Board of Directors.  These options will vest over a four-year period, as provided for in Depomed’s 2004 Equity Plan. The plan will be forwarded to you upon Board approval.  You will also be entitled to participate in Depomed’s Bonus Plan (currently under review by Depomed’s Compensation Committee), with a bonus target range of between 30 to 35 percent of your pay, subject to our meeting our corporate goals.

Also, you will be entitled to our complete benefits package including healthcare insurance and, should you choose to participate, a 401(k) retirement plan.  During your first year of employment you will be entitled to 12 days of vacation and to the ten holidays that are observed by the Company.

Additionally, as a condition for employment, it will be necessary that you sign a copy of the Company’s Confidential Information, Secrecy and Invention Agreement.  As required by law, you must show proof of citizenship, permanent residency in the U.S. or authorization to work in the U.S.  To complete the I-9 form, we ask that you bring copies of this documentation on your first day of employment.

Carl, I am extremely pleased to extend this offer to you, and on behalf of all the Depomed employees I look forward to having you join us. Depomed is an emerging specialty pharmaceutical company and your skills and expertise will make you a key member of our management team.  If you elect to accept this offer, please sign and return one copy of this letter to me.  A pre-addressed, envelope is provided for your convenience.

Sincerely,	This letter correctly sets forth our agreement.

/s/ John W. Fara, Ph.D.
	Signed:	/s/ Carl Pelzel
John W. Fara, Ph.D.
President and CEO
	Dated:	June 14, 2005